August 19, 2005

NOTICE OF BLACKOUT PERIOD TO DIRECTORS AND EXECUTIVE
OFFICERS OF COMMERCE BANCORP, INC.

Directors and Executive Officers subject to Section 16:

The Commerce Bancorp, Inc. 401(k) Retirement Plan (the Plan) will be subject to a blackout period beginning on September 22, 2005 and ending on October 17, 2005 (the Blackout Period) that will temporarily prevent participants in the Plan from engaging in transactions in Commerce Bancorp, Inc. (Commerce) common stock. During the Blackout Period, participants in the Plan generally will be unable to make distributions or withdrawals, obtain loans or direct or diversify investments in their accounts. The Blackout Period is necessary to make a transition to a new Plan administrator.

This notice is to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, each director and executive officer of Commerce is prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity or derivative security of Commerce during the Blackout Period (Trading Restrictions). This prohibition includes the exercise of stock options. Although there are certain exceptions to the Trading Restrictions, you should not engage in any transaction involving Commerce common stock during the Blackout Period without contacting Alexander Bono, Commerce General Counsel, at 856-751-9000. It is important to note that, although the Blackout Period arises in connection with the Plan, the Trading Restrictions prohibit directors and executive officers from trading any shares of Commerce common stock whether or not they were acquired through the Plan.

We are required under the Sarbanes-Oxley Act to provide you with this notice, which contains specific information regarding the Blackout Period. In addition, we are required to file this notice with the Securities and Exchange Commission as part of a Form 8-K.

The Blackout Period is scheduled to begin September 22, 2005 and end on October 17, 2005. It is possible the dates for the Blackout Period will change. In this event, you will receive an updated notice.

If you have any questions concerning the Blackout Period, please call me.

Very truly yours,

Douglas J. Pauls
Chief Financial Officer